EXHIBIT 99(g)
                         HOUSTON INDUSTRIES INCORPORATED
                                  SAVINGS PLAN

                (As Amended and Restated Effective July 1, 1995)

                                 FIRST AMENDMENT

              Houston Industries Incorporated, a Texas corporation (the "Company"), established the Houston Industries Incorporated Savings Plan, as amended and restated effective July 1, 1995 and thereafter amended (the "Plan"), and reserved the right to amend the Plan to itself, and to the Benefits Committee of the Company (the "Committee") with regard to modification of the administrative provisions of the Plan, under Section 10.3 of the Plan.

              By Agreement and Plan of Merger, dated as of January 26, 1995, by and among the Company, KBLCOM INCORPORATED, a Delaware corporation ("KBLCOM"), TIME WARNER INC., a Delaware corporation ("TW"), and TW KBLCOM ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of TW, TW will acquire by merger all of the issued and outstanding common stock of KBLCOM on or about July 6, 1995 (the "Merger" herein). In connection with said Merger, and as authorized by the related resolutions of the Special Meeting of the Board of Directors of the Company dated January 25, 1995, the Company hereby amends the Plan as set forth in Items 1-18 below, to reflect KBLCOM's termination of the Plan with respect to its employees effective as of the close of business on June 30, 1995, such amendments to be contingent upon the consummation of the Merger prior to August 1, 1995. Pursuant to its authority to make administrative amendments to the Plan, the Committee hereby amends the Plan effective as of June 30, 1995, as set forth in Item 19 below.

              1. Section 1.2 of the Plan is amended by deleting the last sentence thereof.
                                      -1-

              2. The second sentence of Section 1.11 of the Plan is amended to read as follows:

       "Compensation specifically includes salaries, wages, commissions, overtime pay, benefits paid under the Houston Industries Incorporated Executive Incentive Compensation Plan (including annual and long-term awards) and the Houston Industries Energy, Inc. Annual Incentive Compensation Plan, and any other payments of compensation which would be subject to tax under Code Section 3101(a), without the dollar limitations of Code Section 3121(a)(1)."

              3. Section 1.13 of the Plan is hereby amended in its entirety to read as follows:

              "1.13 DEFINED BENEFIT PLAN: The Houston Industries Incorporated Retirement Plan and/or any other defined benefit plan (as defined in Section 415(k) of the Code) maintained by the Company or by any Affiliate."

              4. Section 1.16 of the Plan is hereby amended in its entirety to read as follows:

              "1.16 EMPLOYER: The Company (including its successors), Houston Lighting & Power Company, Houston Industries Energy, Inc., Houston Industries Products, Inc., and any other eligible organization that shall adopt this Plan pursuant to the provisions of Article X, and the successors, if any, to such organization."

              5. Section 1.27 of the Plan is hereby amended in its entirety to read as follows:

              "1.27 HII PARTICIPANT: A Participant who is participating as an employee of Houston Industries Incorporated or as an employee of any of its subsidiaries or affiliates."

              6. Section 1.30 is hereby amended in its entirety to read as follows:

              "1.30 KBLCOM PARTICIPANT: A Participant who was actively participating in this Plan as an employee of KBLCOM Incorporated or as an employee of any of KBLCOM Incorporated's subsidiaries prior to July 1, 1995."
                                      -2-

              7. Section 1.39 of the Plan is hereby amended in its entirety to read as follows:

              "1.39 RETIREMENT DATE: With respect to HII Participants employed prior to January 1, 1988, the term `Retirement Date' shall mean the first day of the calendar month coincident with or next following the 65th birthday of a Participant; and, with respect to HII Participants hired on or after January 1, 1988, such term shall mean the later of (i) the Participant's attainment of age 65 or (ii) the fifth anniversary of the Participant's commencement of participation in the Plan."

              8. Section 3.1 of the Plan is amended by adding the following sentence at the end thereof:

       "The foregoing provisions of this Section 3.1 notwithstanding, no Employee of KBLCOM shall be eligible to participate in the Plan after June 30, 1995; provided, however, that a KBLCOM Participant with an Account balance under the Plan as of June 30, 1995 which has not been forfeited shall have those rights of participation granted to a former Employee in Section 1.31."

              9. The second paragraph of Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

              "The Employer shall also make an Employer Matching Contribution (subject to adjustments for forfeitures and limitations on annual additions as elsewhere specified in the Plan) in the amount, if any, necessary to result in a total allocation under Article V to each Participant's Prior Plan and ESOP Accounts of not less than 70% of the total of his Pre-Tax Basic Contribution and After-Tax Basic Contribution for the Plan Year in the case of HII Participants. Further, the Employer shall make an additional ESOP Contribution and/or Employer Matching Contribution, if necessary, to make the allocation required under Section 5.3(d)(ii) with respect to dividends used to repay an Exempt Loan. The above provisions of this Section 4.1 notwithstanding, KBLCOM shall make no Employer Contributions to the Plan after June 30, 1995, except such Employer Contributions due with respect to services performed by Employees of KBLCOM on or before June 30, 1995."

              10. The second sentence of Section 4.2 of the Plan is amended to read as follows:

       "In addition, each HII Participant may also elect to defer any whole percent, up to a maximum of 10%, of his Compensation, as a Pre-Tax Excess Contribution."
                                      -3-

              11. Section 4.2 of the Plan is amended by adding the following sentence at the end thereof:

       "The foregoing provisions of this Section 4.2 notwithstanding, no KBLCOM Participant shall be allowed to make Pre-Tax Contributions to the Plan with respect to employment with KBLCOM after June 30, 1995."

              12. The last paragraph of Section 4.3 of the Plan is hereby deleted.

              13. The third sentence of Section 5.3(b) is amended to read as follows:

       "Allocations made pursuant to this Section 5.3(b) shall be made as soon as practicable after the close of each payroll period in an amount not to exceed 70% of the total of each HII Participant's Pre-Tax Basic Contributions and After-Tax Basic Contributions."

              14. The first paragraph of Section 6.1 of the Plan is amended by adding the following sentence at the end thereof:

       "The foregoing provisions of this Section 6.1 notwithstanding, each KBLCOM Participant who was an active Employee at any time between January 1, 1995 and June 30, 1995, inclusive, and each KBLCOM Participant with an Account balance under the Plan as of January 1, 1995 which was subject to forfeiture as of such date, shall be fully vested in his Accounts as of that date."

              15. The last sentence of Section 6.5 is amended to read as follows:

       "Otherwise, except to the extent that distribution of a Participant's Account is required prior to termination of employment under Section 6.10 hereof (in the case of a Participant whose required beginning date occurs prior to his termination of employment) or under Section 10.5 hereof relating to termination of the Plan, or at the election of the Participant under Article VII hereof relating to certain withdrawals and loans, no distribution or withdrawal of any benefits under the Plan shall be permitted prior to the Participant's "separation from service, death or disability" within the meaning of Code Section 401(k) and the regulations thereunder other than a distribution authorized under the Plan upon the occurrence of an event described in, and made in accordance with, Code Section 401(k)(10) or any successor provision of the Code."

              16. Section 6.8 of the Plan is amended by adding the following sentence at the end thereof:

       "The foregoing provisions of this Section 6.8 notwithstanding, (a) eligible KBLCOM Participants shall be entitled to receive a final distribution of their
                                      -4-

       Accounts in accordance with the provisions of Code Section 401(k)(10) upon the closing of that certain Agreement and Plan of Merger among the Company, KBLCOM, Time Warner Inc. and TW KBLCOM Acquisition Corp. dated as of January 26, 1995 and (b) such KBLCOM Participants who made an election on or before June 30, 1995 to receive a final distribution of their Accounts shall receive a final distribution of their Accounts as soon as practicable following such closing, valued in accordance with
       Section 6.8 of the Prior Plan as though such KBLCOM Participants had terminated employment on June 30, 1995."

              17. Section 7.4 of the Plan is amended by adding the following sentence at the end thereof:

       "The foregoing provisions of this Section 7.4 notwithstanding, no KBLCOM Participant shall be allowed to receive a new loan or maintain an outstanding loan under the Plan after June 30, 1995 and prior to the closing of that certain Agreement and Plan of Merger among the Company, KBLCOM, Time Warner Inc. and TW KBLCOM Acquisition Corp. dated as of January 26, 1995."

              18. Article XII of the Plan is amended by adding the following
Section 12.9 at the end thereof:

              "12.9 TRANSITION PERIOD: Notwithstanding any provision of the Plan to the contrary, during the period of transition from the provisions of the Prior Plan to this Plan, commencing July 1, 1995 and ending on or about September 15, 1995 as determined by the Committee in its sole discretion, the following restrictions shall apply: (i) Participants may not change their investment directions with respect to future contributions or existing Account balances; (ii) Participants may be limited in their ability to make changes in the amount of their Pre-Tax and After-Tax Contributions; and (iii) loans, withdrawals and distributions otherwise available under the Plan may be temporarily delayed, all in accordance with such administrative procedures as may be decided by the Committee and communicated to Participants during said transition."
                                      -5-

              IN WITNESS WHEREOF, Houston Industries Incorporated has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 29th day of June, 1995, but effective as of the close of business on June 30, 1995, subject to the consummation of the Merger on or before July 31, 1995.

                                            HOUSTON INDUSTRIES INCORPORATED

                                           By  /s/ D. D. SYKORA
                                                    D. D. Sykora
                                                    President and Chief
                                                    Operating Officer
ATTEST:

   /s/ RUFUS S. SCOTT
       Rufus S. Scott
       Assistant Corporate Secretary

               IN WITNESS WHEREOF, the Benefits Committee of Houston Industries Incorporated has caused these presents to be executed by its duly authorized Chairman in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 29th day of June, 1995, but effective as of June 30, 1995.

                                             BENEFITS COMMITTEE OF HOUSTON
                                              INDUSTRIES INCORPORATED

                                             By  /s/ D. D. SYKORA
                                                     D. D. Sykora, Chairman
ATTEST:

/s/ E. P. WEYLANDT
    E. P. Weylandt
    Secretary
                                      -6-
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